PRESS RELEASE

Contact: Matthew Sokol 203-573-2153

Chemtura Reports Third Quarter 2016 Financial Results

Third quarter 2016 GAAP earnings from continuing operations of $0.39 per diluted share compared to $0.45 per diluted share for the third quarter of 2015
Third quarter 2016 Non-GAAP earnings from continuing operations of $0.52 per diluted share compared to $0.45 per diluted share for the third quarter of 2015

PHILADELPHIA, PA – October 31, 2016 – Chemtura Corporation (NYSE / Euronext Paris: CHMT) (the “Company,” “Chemtura,” “We,” “Us” or “Our”) today announced financial results for the third quarter ended September 30, 2016. The Company also filed with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016. For the third quarter of 2016, Chemtura reported net sales of $414 million and net earnings from continuing operations on a GAAP basis of $25 million, or $0.39 per diluted share. Net earnings from continuing operations on a Non-GAAP basis were $33 million, or $0.52 per diluted share.
Third Quarter 2016 Financial Results
The discussion below includes financial information on both a GAAP and Non-GAAP basis. Later in this release we explain our Non-GAAP metrics including how each is calculated, why we use the specific metric and the internal controls around our Non-GAAP metrics. We have provided reconciliations of our GAAP financial information to our Non-GAAP financial metrics in the supplemental schedules attached to this release. The use of Non-GAAP metrics is not a substitute for GAAP measures and should not be considered as such.
The following is a summary of the unaudited financial results on a GAAP and Non-GAAP basis (a description of our Non-GAAP metrics appears later in this release):

(In millions, except per share data)	Quarters Ended - GAAP			Quarters Ended - Non-GAAP
	September 30,	September 30,		September 30,	September 30,
	2016	2015	% change	2016	2015	% change
Net sales	$414	$444	(7%)	$404	$434	(7%)
Operating income	$51	$53	(4%)
Earnings from continuing operations	$25	$31	(19%)	$33	$31	6%
Earnings from continuing operations - per diluted share	$0.39	$0.45	(13%)	$0.52	$0.45	16%
Adjusted EBITDA				$78	$70	11%

CEO Remarks
“In the third quarter, we announced the sale of Chemtura to Lanxess AG for $2.5 billion, or $33.50 per share,” said Craig Rogerson, Chemtura’s Chairman, President and Chief Executive Officer. “The planned sale to Lanxess is the culmination of our stated goal to transform Chemtura into a larger, more diverse and higher performing specialty chemical company. It provides premium value to our shareholders and benefits our customers and employees by making Chemtura part of a stronger global enterprise with the resources to fully support a more diverse suite of products and services.”
Commenting on third quarter performance, Mr. Rogerson stated, “we carried our strong momentum from the first half of 2016 into the third quarter. Operating income in both of our Industrial segments improved sequentially and versus prior year. In IEP, year-over-year improvement in operating income was driven by better pricing for bromine products, stronger sales of polymerization co-catalysts and improved plant performance, offset by continued softness in clear brine fluids sales due to stagnant oil and gas activity. Sequentially, operating income in IEP improved as well, driven by higher sales of polymerization co-catalysts, lower input costs for our bromine related products and improved plant absorption in our organometallic product lines.”
Mr. Rogerson continued, “In IPP, third quarter operating income improved sequentially and compared to the same period last year, despite lower overall sales. The improvement in operating income was based in part on the benefit received from lower raw material costs. The year-over-year comparison also benefited from the absence of an inventory charge that was taken in the third quarter of 2015.”
“Looking forward to the rest of 2016, fourth quarter sales and operating income in our Industrial segments will likely decline sequentially due to typical year-end order patterns, but will be in line with our previous expectations,” said Mr. Rogerson. “We anticipate that our performance over the final quarter of the year will allow us to achieve our profitability improvement goals for the full year that we described at our Investor Day last December. In addition, we will remain fully engaged in the process of executing the transaction with Lanxess, which we expect will close by mid-2017.”
Pending merger transaction with Lanxess
On September 25, 2016, we entered into an agreement and plan of merger (the "Merger Agreement") with Lanxess Deutschland GmbH, a limited liability company under the laws of Germany ("Lanxess"), and LANXESS Additives Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Lanxess ("Merger Subsidiary"). Upon the terms, and subject to the conditions set forth in the Merger Agreement, Merger Subsidiary will merge with and into Chemtura (the "Merger"), with Chemtura surviving the merger in an all-cash transaction in which Chemtura stockholders will receive $33.50 in cash, without interest, per share of Chemtura common stock, which represented an 18.9% premium to the stock’s closing share price of $28.18 on September 23, 2016, the last trading day prior to the announcement of the Merger.
The Merger is subject to customary closing conditions. Assuming timely satisfaction of the necessary closing conditions, we currently expect the Merger to close by mid-2017.
Third Quarter Overview - GAAP Basis
See tables that follow for a quantitative summary of components of change by segment between the third quarter of 2016 and the third quarter of 2015 ("year-over-year") and compared to the second quarter of 2016 ("sequential")
Industrial Performance Products ("IPP")
Our IPP segment delivered lower net sales and higher operating income both year-over-year and sequentially.
Year-over-year, the reduction in net sales is primarily the result of lower volume and lower sales prices. During all of 2016, we continued to pass along the benefit of lower raw material costs to certain of our customers coupled with sales price declines for our urethane products most impacted by the weak market demand in mining and oil and gas applications. Additionally, the weak market demand for those same urethane products resulted in volume declines year-over-year. In our petroleum additives business, while we saw improvement in our inhibitor products, which were partly associated with a temporary shutdown of an Asian competitor's plant, those improvements were offset by lower demand for petroleum additive synthetic lubricants and basestocks products and for urethane products used in oil, gas and mining applications. Sequentially, sales prices remained relatively flat on lower volumes, primarily in our petroleum additive products. We saw some modest improvement in demand for urethane products used in mining applications but continued weakness from oil and gas applications.

Operating income both year-over-year and sequentially benefited from the net change in sales prices compared to the change in raw material costs ("price-over-raw-materials") and lower distribution and other costs. Included in the change year-over-year is the absence of an inventory adjustment that occurred in 2015 that did not repeat in 2016. Additionally, included in the change sequentially is the absence of a $2 million charge associated with the settlement of a state excise tax matter which occurred in the second quarter of 2016.
Industrial Engineered Products ("IEP")
Our IEP segment reported an improvement in year-over-year net sales and operating income. On a sequential basis, our IEP segment reported an increase in operating income on lower net sales.
Year-over-year we saw a modest improvement in net sales which was primarily driven by volume improvement in our polymerization co-catalysts and from bromine, which had been impacted in 2015 by a strike at a supplier, partially offset by lower sales volume for our clear brine fluids used in the drilling of deep offshore oil and gas wells as a result of market conditions and lower oil pricing. Additionally, we realized a modest improvement in sales prices and the favorable impact of foreign exchange. Sequentially, the decline in net sales was the result of lower demand for products used in electric and electronic applications and tin specialty products offset by some increase in bromine and bromine based derivative products and clear brine fluids. Minor sales price fluctuations reflected some weakening in the electric and electronic application products.
Operating income on both a year-over-year and sequential basis was higher than the comparable periods. On a year-over-year basis, favorable price-over-raws, product mix and the effect of foreign exchange offset the impact of overall lower volumes and a $2 million charge taken in the third quarter of 2016 related to an inventory adjustment for returned product. Sequentially, we continued to see the benefit of favorable price-over-raws, which offset both the reduction in volumes and the $2 million charge for an inventory adjustment.
Corporate
Our Corporate segment expense decreased slightly year-over-year primarily related to a reduction in amortization expense. Our Corporate segment expense was flat sequentially.
Contemporaneous with the execution of the Merger Agreement, we entered into an agreement with SK Blue Holdings, Ltd., and Addivant USA Holdings Corp (collectively, "Addivant") that committed us to surrender our shares of Addivant preferred stock to Addivant along with a cash payment of $1 million in exchange for a modification of a non-compete agreement entered into in conjunction with the sale of our antioxidants business to Addivant in 2013. Reflecting the terms of this agreement, in the third quarter of 2016, we took a charge of $5 million which is included in the merger and integration costs described below. The agreement with Addivant also provides for certain other changes to our continuing supply agreements with Addivant that are contingent upon the completion of the Merger.
During the third quarter of 2016, we recorded $11 million of merger and integration costs, which primarily are comprised of the legal and other fees associated with the signing of the agreement with Lanxess and the charge related to the Addivant preferred stock noted above.

Agrochemical Manufacturing Segment
The Agrochemical Manufacturing segment reported lower net sales but operating income was flat both year-over-year and sequentially.
The decrease in net sales was attributable to the change from a supply agreement to a tolling agreement in Brazil implemented earlier in 2016 (which reduced both net sales and cost of sales with no impact on operating profit). We note that the results include net sales and operating profit related to the non-cash amortization, net of accretion, of a below-market contract obligation that is related to our supply agreements. These amounts were $10 million in the third quarter of 2016, the third quarter of 2015 and the second quarter of 2016.

Income Taxes
Income tax expense on a GAAP basis was $17 million in the third quarter of 2016 compared with expense of $16 million in the third quarter of 2015 and expense of $13 million in the second quarter of 2016.

For purposes of calculating our Non-GAAP Earnings From Continuing Operations, we have applied a Non-GAAP tax rate of 28% which is anticipated to be the annual income tax rate as determined by U.S. GAAP accounting, adjusted to exclude the tax effects of certain types of income and expense as listed in our Non-GAAP Measures policy below.
Cash income taxes paid (net of refunds) for the third quarter of 2016, the third quarter of 2015 and the second quarter of 2016 were $13 million, $12 million and $7 million, respectively.

Other Highlights

•
Net cash provided by operating activities for the third quarter of 2016 was $43 million as compared with net cash provided by operating activities of $48 million for the third quarter of 2015 and net cash provided by operating activities of $76 million for the second quarter of 2016. The cash contributions made to our pension and post-retirement benefit plans in the third quarter of 2016, the third quarter of 2015 and the second quarter of 2016 were $4 million, $18 million and $4 million, respectively.

•	Capital expenditures for the third quarter of 2016 were $24 million compared to $21 million in the third quarter of 2015 and $23 million in the second quarter of 2016.

•
Our total debt was $479 million as of September 30, 2016 compared with $511 million as of December 31, 2015. The decrease is primarily due to a prepayment of $39 million in the second quarter of 2016 on our Term Loan due July 2017 (the "Term Loan"). We repaid our Term Loan with cash on hand. Debt as reported in our financial statements reflected the change in U.S. GAAP in the first quarter of 2016 to now report debt net of unamortized debt financing costs.

•
Cash and cash equivalents were $202 million as of September 30, 2016 compared with $323 million as of December 31, 2015. The decrease was primarily the result of capital expenditures, shares repurchased under our share repurchase program, the $35 million contribution of cash to our U.S. Qualified Pension Plan in the first quarter of 2016 and the prepayment on the Term Loan.

Third Quarter Earnings Q&A Teleconference
Copies of this release will be available on the Investor Relations section of our website at www.chemtura.com. We will host a teleconference to review these results at 9:00 a.m. (EDT) on Tuesday, November 1, 2016. Interested parties are asked to dial in approximately 10 minutes prior to the start time. The call-in number for U.S. based participants is (877) 494-3128 and for all other participants is (404) 665-9523. The conference ID code is 92661219.
Replay of the call will be available for thirty days, starting at 12 p.m. (EDT) on Tuesday, November 1, 2016. To access the replay, call toll-free (855) 859-2056, (800) 585-8367, or (404) 537-3406, and enter access code 92661219. An audio webcast of the call can be accessed via the link below during the time of the call:
http://edge.media-server.com/m/p/yjhbtg4h

Chemtura Corporation, with 2015 net sales of $1.7 billion, is a global manufacturer and marketer of specialty chemicals. Additional information concerning us is available at www.chemtura.com.
Non-GAAP Financial Measures
Certain information presented in this press release and in the attached financial tables includes financial measures that are not calculated or presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). We refer to those financial measures as “Non-GAAP”. While GAAP provides a prescribed format for presenting financial information, internally we have developed and use other financial metrics and measures to make resource allocation decisions, evaluate our underlying performance, compare that performance to peer companies, identify operating trends, determine performance-based compensation, and, among other factors, predict future performance and cash inflows and outflows. Understanding the Non-GAAP financial measures we use to manage our business and resources provides our investors with insights that cannot be obtained by a review of the GAAP based measures alone. Many of the Non-GAAP financial measures we use in managing our business can be calculated by investors and other users of our financial statements; however, we provide this information to the public to ensure there are not multiple interpretations of the calculation of any such measure. To assist our investors in understanding the differences between our GAAP and Non-GAAP measures, we have provided a reconciliation between these presentations in the attached financial tables.

Our Non-GAAP Financial Metrics and policies are posted on our website at www.Chemtura.com so that they can be easily referenced by our investors.
We use each of the following Non-GAAP measures to provide investors and other users of our financial statements with additional information to aid their understanding of our primary business performance trends as well as our current and future potential cash inflows and outflows:
Non-GAAP Net Sales - Included in our presentation of GAAP Net Sales is the revenue accretion and amortization of a below market contract liability related to the supply agreements resulting from the sale of our Chemtura AgroSolutions business. We excluded these revenues as the accretion and amortization do not generate current or future cash flows. We also exclude the benefit of this accretion and amortization in computing Non-GAAP profitability measures.
Non-GAAP Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) - EBITDA is a financial measure frequently used by investors and others to understand a company’s profitability as well as its ability to meet debt service obligations, make investments and compare performance and valuation to other companies. This measure excludes cash and non-cash income or charges that exist in a company’s GAAP presentation that do not necessarily represent current or future cash inflows or outflows of business operations. For example, depreciation and amortization are charges that reduce a company’s net income, but reflect a historic rather than current use of cash and share-based compensation expense is a charge where there is no current use of cash. This pre-tax measure also excludes interest expense as well as other miscellaneous income and expense, such as realized and unrealized foreign exchange gains and loss, that we have concluded are not representative of current performance of our operating businesses. Our calculation begins with GAAP Net Earnings (Loss) from which we exclude GAAP income tax expense, GAAP interest expense, GAAP depreciation and amortization, GAAP other income or expense, the non-cash share-based compensation expense and certain other income and charges as listed in the description of our Non-GAAP policy below. It is also one of the performance measures used to determine the amount, if any, of a payout under our management incentive plans.
Non-GAAP Last Twelve Months (LTM) Adjusted EBIDTA - Non-GAAP Adjusted EBITDA for any period is calculated as noted above. Non-GAAP Adjusted EBITDA for the annual period is one of the performance measures used to determine the amount, if any, of a payout under our management incentive plans. We utilize a rolling twelve month Non-GAAP EBITDA metric to measure our progress against our annual targeted Non-GAAP Adjusted EBITDA in any period. LTM Non-GAAP Adjusted EBITDA is calculated by taking Non-GAAP Adjusted EBITDA for the previous year-end period as filed in our Annual Report on Form 10-K for the year-ended December 31, 2015, subtracting the Non-GAAP Adjusted EBITDA as calculated based on the principles noted above for the nine months ended September 30, 2015 and adding the Non-GAAP Adjusted EBITDA as calculated based on the principles noted above for the nine months ended September 30, 2016.
Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes - As defined by GAAP, Earnings (Loss) from Continuing Operations Before Tax is a sub-total that provides information regarding an entity’s results of continuing operations excluding any amounts related specifically to income taxes. It is calculated by taking Net Earnings (Loss) and excluding any income or loss associated with discontinued operations and any income tax expense. To calculate Non-GAAP Earnings/(Loss) from Continuing Operations Before Income Taxes, we start with GAAP Net Earnings (Loss) and exclude any results related to discontinued operations, income tax expense and certain other income and charges as listed in the description of our Non-GAAP policy below. This sub-total is necessary when computing income tax expense on an interim basis (as described below) for both GAAP and Non-GAAP purposes.
Non-GAAP Income Tax Expense / Benefit - The calculation of our GAAP income tax expense or benefit in any interim period is based upon an estimate of our effective tax rate for the annual period multiplied by our interim GAAP Earnings (Loss) from Continuing Operations Before Income Taxes, adjusted for discrete items if required. The calculation of our Non-GAAP Income Tax Expense is based on the same principles as our GAAP income tax expense; however, we exclude from the calculation any tax associated with items that have been excluded, or are projected to be excluded during the calendar year, in our Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes, which are listed in the description of our Non-GAAP policy below. We also exclude certain tax benefits and expenses as described in our Non-GAAP policy below. Application of the GAAP tax rate to our Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes would render an income tax expense that does not correctly reflect the tax associated with the pre-tax adjustments we make in our Non-GAAP performance measures. The computation of an effective tax rate reflecting the tax effect of our pre-tax Non-GAAP adjustments permits the calculation of after tax Non-GAAP performance measures and provides additional insights as to the underlying global tax rate for our primary business operations. At the end of the calendar year, we prepare a tax provision based on Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes, excluding certain tax benefits and expenses as described in our Non-GAAP policy below, in order to compute Non-GAAP Earnings (Loss) from Continuing Operations (defined below) for the fourth quarter and calendar year.

Non-GAAP Earnings (Loss) from Continuing Operations - This measure is determined by applying the Non-GAAP Effective Tax Rate for interim periods, or for the calendar year, a tax provision, to our Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes and reducing the Non-GAAP Earnings (Loss) from Continuing Operations Before Income Taxes by that amount. The resulting measure is termed Non-GAAP Earnings (Loss) from Continuing Operations. This metric is intended to provide users of the financial statements with an after tax profitability measure consistent with our pre-tax Non-GAAP measure and is required to compute Non-GAAP Earnings (Loss) Per Share from Continuing Operations.
Non-GAAP Earnings (Loss) Per Share from Continuing Operations - To calculate this Non-GAAP measure, we divide our Basic and Diluted Weighted Average Shares into our Non-GAAP Earnings (Loss) from Continuing Operations. To determine our Basic and Diluted Weighted Average Shares, we utilize GAAP principles under both presentations. In many periods, the GAAP and Non-GAAP Basis and Weighted Average Shares are the same; however, should either the GAAP or Non-GAAP Earnings (Loss) from Continuing Operations be anti-dilutive, the Diluted Weighted Averages Shares may differ between the two presentations. This measure is used as one of the criteria to determine the amount, if any, of a payout under our management incentive plans.
Free Cash Flow - We define Free Cash Flow as Net Cash Provided by (Used in) Operating Activities less GAAP capital expenditures and investments in intangible assets as presented in our GAAP Consolidated Statement of Cash Flows. It is intended to provide users of our financial statements an indication of cash flows that are generated by or used in our primary business operations alone. We caution investors that this measure excludes Net Cash Provided by (Used in) Financing Activities that can include mandatory debt service obligations. It will also exclude investments such as acquisitions or cash proceeds from divestitures. It includes cash contributions to pension plans and post-retirement benefit obligations as these are included in Net Cash Provided by (Used in) Operating Activities. This measure therefore cannot be used to understand changes in cash or in total indebtedness in any reporting period.
Net Debt - The term Net Debt is a Non-GAAP measure that is calculated from information in our GAAP presentation. We add Short-term Borrowings and Long-term Debt (combined “Total Debt”) less Cash and cash equivalents, all as presented on our Condensed Consolidated Balance Sheet. This metric provides users of our financial statements a view of our indebtedness were we to use all our cash and cash equivalents on hand to repay debt.
To ensure consistency in the presentation of these Non-GAAP measures, we have developed an internal accounting policy which specifies what types of income or expense are considered to be adjustments to our GAAP financial results and metrics. In practice, this policy is reviewed annually and approved by our Disclosure Committee and the Audit Committee of our Board of Directors. Our Non-GAAP financial measures have not changed from the prior year, although in some years we do not have certain transactions.
In accordance with our Non-GAAP accounting policy, we adjust our pre-tax GAAP information for the following items:

•
costs associated with facility closures, severance and related costs, including accelerated depreciation due to changes in the useful life of assets, the accelerated recognition of asset retirement obligations as a result of facility closures, and any gain or loss on the disposal of any assets or facility that has been closed;

•	incremental environmental remediation charges resulting from a facility closure or the sale of a business which are not considered directly associated with our on-going operations;

•	gains and losses on the sale of businesses or the formation of joint ventures;

•	gains or losses related to the early extinguishment of debt;

•	income and expense on legal settlements for any significant matter or combination of related matters that is considered not directly associated with our on-going operations;

•	income and expense related to a major catastrophic event for any matter or combination of related matters that is considered not directly associated with our on-going operations;

•	asset impairment charges;

•
income or expense directly related to the purchase or sale of a business which was incurred in the periods prior to the purchase or sale but adjustments are only made after we have entered into a definitive agreement and announced the transaction and prior to the adoption of any discontinued operations treatment, if applicable;

•	income or expense directly associated with the Merger with Lanxess, including those directly related to the transaction as well as those directly attributable to the cost of integration;

•	gains or losses on the settlement or curtailment of our pension plans or post-retirement plans which occurred as a result of dispositions, mergers or significant plan amendments;

•	gains or losses associated with the release of the Cumulative Translation Adjustment upon the complete or substantial liquidation of any majority-owned entities;

•
revenue or other income associated with the recognition of the fair value, net of accretion, of the significant below-market contractual obligations related to the supply agreements with Platform Specialty Products;

•	tax expense or benefit associated with any of the pre-tax items noted above;

•	tax expense associated with the repatriation of net proceeds resulting from the sale of a business;

•	tax expense or benefit related to tax indemnification on the sale of businesses for periods prior to the sale; and

•
establishment or release of valuation allowance related to U.S. Federal and state net operating losses ("NOLs") and Federal tax credits generated prior to November 2010 and foreign NOLs of our subsidiaries primarily related to former businesses.

Although we utilize Non-GAAP financial measures internally to monitor and analyze our performance, determine compensation under our management incentive plans and predict future performance, investors should not consider them to be a substitute for financial measures prepared in accordance with GAAP. In addition, these Non-GAAP financial measures may be calculated differently from similarly titled Non-GAAP financial measures utilized by other companies and, therefore, should not be used in a comparison of our performance relative to other companies without further review of how others calculate these measures.
Forward-Looking Statements
This earnings press release contains forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including our actions that will drive earnings growth, demand for our products and expectations for growth, are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties, potentially inaccurate assumptions and other factors, some of which are beyond our control and difficult to predict. If known or unknown risks materialize, or should underlying assumptions prove inaccurate, our actual results could differ materially from past results and from those expressed in forward-looking statements. Important factors that could cause our results to differ materially from those expressed in forward-looking statements include, but are not limited to, economic, business, competitive, political, regulatory, legal and governmental conditions in the countries and regions in which we operate. These factors and others are discussed more fully in the reports we file with the Securities and Exchange Commission, particularly our latest annual report on Form 10-K. We assume no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws. Changes to risk factors in the quarter ended September 30, 2016 are set forth below:

•
the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require Chemtura to pay a termination fee;

•	the failure to receive, on a timely basis or otherwise, the required approvals by Chemtura stockholders and government or regulatory agencies with regard to the Merger Agreement;

•	the risk that a closing condition to the Merger Agreement may not be satisfied;

•	Chemtura’s and Lanxess’ ability to complete the proposed Merger on a timely basis or at all;

•	the failure of the Merger to be completed on a timely basis or at all for any other reason;

•	the risks that Chemtura’s business may suffer as a result of uncertainties surrounding the Merger;

•	the ability of Chemtura to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners pending the consummation of the Merger;

•	the possibility of disruption to Chemtura’s business from the proposed Merger, including increased costs and diversion of management time and resources; and

•	limitations placed on Chemtura’s ability to operate its business under the Merger Agreement.

CHEMTURA CORPORATION
Index of Financial Statements and Schedules

Page

Condensed Consolidated Statements of Operations (Unaudited) -
Quarters ended September 30, 2016, June 30, 2016 and September 30, 2015	9

Segment Information (Unaudited) -
Quarters ended September 30, 2016, June 30, 2016 and September 30, 2015	10

Condensed Consolidated Balance Sheets - September 30, 2016 (Unaudited) and December 31, 2015	11

Condensed Consolidated Statements of Cash Flows and Supplemental Data (Unaudited) -
Quarters ended September 30, 2016, June 30, 2016 and September 30, 2015	12

Major Factors Affecting Net Sales and Operating Income (Unaudited) -
Quarter ended September 30, 2016 versus September 30, 2015 and June 30, 2016	13

Reconciliation of Non-GAAP Metrics (Unaudited) -
Quarters ended September 30, 2016, June 30, 2016 and September 30, 2015	14

Reconciliation of GAAP Net Earnings (Loss) to Segment and Total Adjusted EBITDA (Unaudited) -
Quarters ended September 30, 2016, June 30, 2016 and September 30, 2015	15

Reconciliation of GAAP Net Earnings (Loss) to Last Twelve Months Adjusted EBITDA (Unaudited)	16

CHEMTURA CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)

	Quarters Ended
	September 30, 2016	June 30, 2016	September 30, 2015

Net sales	$414	$441	$444
Cost of goods sold	289	322	327
Gross profit	125	119	117
Gross profit %	30%	27%	26%

Selling, general and administrative	35	37	36
Depreciation and amortization	21	22	22
Research and development	5	5	4
Facility closures, severance and related costs	1	—	1
Merger and integration costs	11	—	—
Loss on sale of business	1	—	1
Operating income	51	55	53
Interest expense	(8)	(8)	(7)
Other (expense) income, net	(1)	—	1
Earnings from continuing operations before income taxes	42	47	47
Income tax expense	(17)	(13)	(16)
Earnings from continuing operations	$25	$34	$31

Per share information:
Earnings from continuing operations - Basic	$0.40	$0.54	$0.46
Earnings from continuing operations - Diluted	$0.39	$0.53	$0.45

Weighted average shares outstanding - Basic	63.0	63.5	67.5
Weighted average shares outstanding - Diluted	63.9	64.2	68.3

Comparison versus June 30, 2016:
% change in net sales	(6)%
% change in operating income	(7)%

Comparison versus September 30, 2015:
% change in net sales	(7)%
% change in operating income	(4)%

CHEMTURA CORPORATION
Segment Information (Unaudited)
(In millions)

	Quarters Ended
	September 30, 2016	June 30, 2016	September 30, 2015
NET SALES
Petroleum additives	$140	$154	$156
Urethanes	63	62	70
Industrial Performance Products	203	216	226
Bromine based & related products	142	148	144
Organometallics	42	43	37
Industrial Engineered Products	184	191	181
Agrochemical Manufacturing	27	34	37
Total net sales	$414	$441	$444

OPERATING INCOME
Industrial Performance Products	$41	$35	$37
Industrial Engineered Products	28	25	24
Agrochemical Manufacturing	9	9	9
Segment operating income	78	69	70
General corporate expense, including amortization	(14)	(14)	(15)
Facility closures, severance and related costs	(1)	—	(1)
Merger and integration costs	(11)	—	—
Loss on sale of business	(1)	—	(1)
Total operating income	$51	$55	$53

DEPRECIATION AND AMORTIZATION
Industrial Performance Products	$7	$8	$7
Industrial Engineered Products	11	10	11
Agrochemical Manufacturing	1	1	1
General corporate expense	2	3	3
Total depreciation and amortization	$21	$22	$22

NON-CASH SHARE-BASED COMPENSATION EXPENSE
Industrial Performance Products	$—	$1	$—
Industrial Engineered Products	—	1	—
General corporate expense	3	1	3
Total non-cash share-based compensation expense	$3	$3	$3

CHEMTURA CORPORATION
Condensed Consolidated Balance Sheets
(In millions)

	September 30, 2016	December 31, 2015
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$202	$323
Accounts receivable, net	219	210
Inventories, net	328	315
Other current assets	134	130
Total current assets	883	978
NON-CURRENT ASSETS
Property, plant and equipment, net	665	663
Goodwill	162	166
Intangible assets, net	81	88
Deferred tax asset	319	354
Other assets	116	111
Total Assets	$2,226	$2,360

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Short-term borrowings	$13	$46
Accounts payable	125	120
Accrued expenses	126	142
Below market contract obligation - current	38	38
Income taxes payable	17	15
Total current liabilities	319	361
NON-CURRENT LIABILITIES
Long-term debt	466	465
Pension and post-retirement health care liabilities	226	270
Below market contract obligation - non-current	117	145
Deferred tax liability	7	7
Other liabilities	107	110
Total liabilities	1,242	1,358

TOTAL EQUITY	984	1,002
Total Liabilities and Equity	$2,226	$2,360

CHEMTURA CORPORATION
Condensed Consolidated Statements of Cash Flows and Supplemental Data (Unaudited)
(In millions)

	Quarters Ended
Increase (decrease) to cash	September 30, 2016	June 30, 2016	September 30, 2015

Condensed Consolidated Statements of Cash Flows (Unaudited)
Net cash provided by operating activities	$43	$76	$48
Net cash used in investing activities	(24)	(23)	(21)
Net cash used in financing activities	(4)	(59)	(18)
Effect of exchange rates on cash and cash equivalents	1	(2)	(1)
Change in cash and cash equivalents	16	(8)	8
Cash and cash equivalents at beginning of period	186	194	309
Cash and cash equivalents at end of period	$202	$186	$317

Supplemental cash flow data:
Changes in accounts receivable	$21	$(4)	$33
Changes in inventories	$(15)	$11	$(11)
Changes in accounts payable	$—	$8	$(5)
Changes in pension and post-retirement health care liabilities	$(4)	$(4)	$(18)

Capital expenditures	$(24)	$(23)	$(21)
Common shares acquired	$(6)	$(21)	$(18)
Income tax payments - net of refunds	$(13)	$(7)	$(12)
Interest payments	$(14)	$(1)	$(14)
Cash contributions to pension and post-retirement health care liabilities	$(4)	$(4)	$(18)

Share Repurchase Program:	Shares purchased	Cost of shares	Remaining Authorization
At December 31, 2015			$171
Nine months ended September 30, 2016 share purchases	4.5	$116	$54

Non-GAAP Liquidity Measures	Quarters Ended
	September 30, 2016	June 30, 2016	September 30, 2015
Free Cash Flow:
Net cash provided by operating activities	$43	$76	$48
Capital expenditures	(24)	(23)	(21)
Free Cash Flow	$19	$53	$27
	As of
Capitalization data:	September 30, 2016	June 30, 2016	September 30, 2015
Total debt (a) (b)	$479	$476	$511
Cash and cash equivalents	202	186	317
Net Debt (Total debt less Cash and cash equivalents)	$277	$290	$194

(a) - Total debt is net of debt financing costs as follows:	$5	$5	$6
(b) - The total debt balance for September 30, 2015 was adjusted by $6 million to conform with current period presentation which reflects the change in U.S. GAAP to report debt net of unamortized debt financing costs.

CHEMTURA CORPORATION
Major Factors Affecting Net Sales and Operating Income (Unaudited) - GAAP
(In millions)

Net Sales	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	Total
Quarter Ended September 30, 2015	$226	$181	$37	$444
Changes in sales prices	(7)	—	—	(7)
Unit volume and mix	(16)	2	(10)	(24)
Foreign currency	—	1	—	1
Quarter Ended September 30, 2016	$203	$184	$27	$414

Quarter Ended June 30, 2016	$216	$191	$34	$441
Changes in sales prices	(1)	(1)	—	(2)
Unit volume and mix	(11)	(6)	(7)	(24)
Foreign currency	(1)	—	—	(1)
Quarter Ended September 30, 2016	$203	$184	$27	$414

Operating Income (Loss)	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	General corporate expense	Other charges (a)	Total
Quarter Ended September 30, 2015	$37	$24	$9	$(15)	$(2)	$53
Price-over-raw-materials	4	3	—	—	—	7
Unit volume and mix	—	(1)	—	—	—	(1)
Foreign currency	—	1	—	—	—	1
Distribution cost	1	—	—	—	—	1
Depreciation and amortization expense	—	—	—	1	—	1
Merger and integration costs	—	—	—	—	(11)	(11)
SG&A and Other	(1)	1	—	—	—	—
Quarter Ended September 30, 2016	$41	$28	$9	$(14)	$(13)	$51

Quarter Ended June 30, 2016	$35	$25	$9	$(14)	$—	$55
Price-over-raw-materials	1	1	—	—	—	2
Foreign currency	—	1	—	—	—	1
Manufacturing cost and absorption	1	(1)	—	—	—	—
Distribution cost	—	2	—	—	—	2
Depreciation and amortization expense	1	(1)	—	1	—	1
Facility closures, severance and related costs	—	—	—	—	(1)	(1)
Merger and integration costs	—	—	—	—	(11)	(11)
Loss on sale of business	—	—	—	—	(1)	(1)
SG&A and Other	3	1	—	(1)	—	3
Quarter Ended September 30, 2016	$41	$28	$9	$(14)	$(13)	$51

(a) Includes facility closures, severance and related costs, merger and integration costs and loss on sale of business.

CHEMTURA CORPORATION
Reconciliation of Non-GAAP Metrics (Unaudited)
(In millions, except per share data)

	Quarters Ended
	September 30, 2016	June 30, 2016	September 30, 2015

Reconciliation of Non-GAAP Net Sales
Net Sales - GAAP	$414	441	$444
Below market contract obligation	(10)	(10)	(10)
Net Sales - Non-GAAP	$404	$431	$434

Reconciliation of Non-GAAP Net Earnings and Non-GAAP Earnings Per Share
Net earnings - GAAP	$25	34	$31
Below market contract obligation	(10)	(10)	(10)
Merger and integration costs	11	—	—
Other charges	2	—	2
Income tax expense	17	13	16
Net earnings before tax - Non-GAAP	45	37	39
Income tax expense - Non-GAAP	(12)	(11)	(8)
Net earnings - Non-GAAP	$33	$26	$31

Per share information (GAAP):
Net earnings - Basic	$0.40	$0.54	$0.46
Net earnings - Diluted	$0.39	$0.53	$0.45

Weighted average shares outstanding - Basic	63.0	63.5	67.5
Weighted average shares outstanding - Diluted	63.9	64.2	68.3

Per share information (Non-GAAP):
Net earnings - Basic	$0.52	$0.41	$0.46
Net earnings - Diluted	$0.52	$0.40	$0.45

Weighted average shares outstanding - Basic	63.0	63.5	67.5
Weighted average shares outstanding - Diluted	63.9	64.2	68.3

CHEMTURA CORPORATION
Reconciliation of GAAP Net Earnings (Loss) to Segment and Total Adjusted EBITDA (Unaudited)
(In millions)

September 30, 2016	Industrial Performance Products	Industrial Engineered Products	Agrochemical Manufacturing	Corporate (a)	Total
Net earnings (loss) - GAAP	$41	$28	$9	$(53)	$25
Interest expense	—	—	—	8	8
Other expense, net	—	—	—	1	1
Income tax expense	—	—	—	17	17
Operating income (loss)	41	28	9	(27)	51
Depreciation and amortization	7	11	1	2	21
Below market contract obligation	—	—	(10)	—	(10)
Merger and integration costs	—	—	—	11	11
Other charges	—	—	—	2	2
Non-cash share-based compensation	—	—	—	3	3
Adjusted EBITDA	$48	$39	$—	$(9)	$78

June 30, 2016
Net earnings (loss) - GAAP	$35	$25	$9	$(35)	$34
Interest expense	—	—	—	8	8
Income tax benefit	—	—	—	13	13
Operating income (loss)	35	25	9	(14)	55
Depreciation and amortization	8	10	1	3	22
Below market contract obligation	—	—	(10)	—	(10)
Non-cash share-based compensation	1	1	—	1	3
Adjusted EBITDA	$44	$36	$—	$(10)	$70

September 30, 2015
Net earnings (loss) - GAAP	$37	$24	$9	$(39)	$31
Interest expense	—	—	—	7	7
Other income, net	—	—	—	(1)	(1)
Income tax expense	—	—	—	16	16
Operating income (loss)	37	24	9	(17)	53
Depreciation and amortization	7	11	1	3	22
Below market contract obligation	—	—	(10)	—	(10)
Other charges	—	1	—	1	2
Non-cash share-based compensation	—	—	—	3	3
Adjusted EBITDA	$44	$36	$—	$(10)	$70

(a) Includes general corporate expenses, facility closures, severance and related costs, merger and integration costs and loss on sale of business.

CHEMTURA CORPORATION
Reconciliation of GAAP Net Earnings (Loss) to Last Twelve Months ("LTM") Adjusted EBITDA (Unaudited)
(In millions)

	Year Ended	Nine Months Ended		LTM
	December 31, 2015	September 30, 2015	September 30, 2016	September 30, 2016
Net earnings (loss) - GAAP	$136	$70	$(37)	$29
Interest expense	30	23	24	31
Other (income) expense, net	(20)	(10)	3	(7)
Income tax expense (benefit)	16	43	15	(12)
Operating income	162	126	5	41
Depreciation and amortization	93	70	64	87
Operational facility closures, severance and related costs	3	2	1	2
Merger and integration costs	—	—	11	11
Loss on sale of business	4	4	1	1
Pension settlement	—	—	162	162
Below market contract obligation	(38)	(29)	(29)	(38)
Non-cash share-based compensation	12	9	9	12
Other adjustments	1	—	(1)	—
Adjusted EBITDA	$237	$182	$223	$278